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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Conference Call Transcript

USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Event Date/Time: Nov. 07. 2007 / 4:30PM ET

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

C O R P O R A T E P A R T I C I P A N T S

Paul Gridley
U.S. Shipping Partners - Chairman, CEO

Joe Gehegan
U.S. Shipping Partners - President, COO

Al Bergeron
U.S. Shipping Partners - VP, CFO

Anthony Guzzo
U.S. Shipping Partners - Controller

C O N F E R E N C E C A L L P A R T I C I P A N T S

John Parker
Jefferies & Co. - Analyst

Darren Horowitz
Raymond James - Analyst

Chris Gault
Lehman Brothers - Analyst

Todd Morgan
CIBC World Markets - Analyst

John Tysseland
Citigroup - Analyst

Bill Adams
FAMCO - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2007 U. S. Shipping Partners LP Earnings Conference Call. My name is Sam and I’ll be your operator for today. At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS).

I will now turn the call over to today’s host, Mr. Paul Gridley, Chairman and CEO. Please proceed.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Good afternoon. I’m Paul Gridley, Chairman and CEO of U.S. Shipping, and I have with me today Joe Gehegan, our President and COO, and Al Bergeron, our Vice President and CFO. I’d like to welcome you all to our Third Quarter 2007 Earnings Conference Call. Following our comments, we’ll be available for questions.

Before I give my remarks, allow me to read the following Safe Harbor Statement. Today’s conference call contains forward-looking statements which include any statements that are not historical fact. These statements involve risks and uncertainties including, but not limited to, insufficient cash from operations, decline in demand, competition in the industry, adverse developments in the maritime transportation business, OPA 90 phase-out requirements, delays or cost overruns in our vessel new building program, future rates and demands for vessel in the spot market or other factors detailed in our annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

If one or more of these risks or uncertainties materialize or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

result of new information, future events, or otherwise, except as required by law. If you have not received the press release issued this morning, you may find it on our web site www.USSLP.com.

I will let Al Bergeron, our CFO, discuss our financial results in detail later in this call, but I would like to begin by saying that our earnings and operational performance for the partnership during the third quarter were in line with our expectations, even giving effect to two months of unscheduled off hire for the ITB Baltimore due to hurricane damage just as she was completing her drydock in Mexico. And Joe Gehegan will address that issue further in his section.

Our operating income for the third quarter was $3.9 million compared to $4.1 million for the quarter ended September 30, 2007 [2006]. The decrease of $0.2 million was partially caused by a $1.6 million increase in depreciation and amortization. As such, our earnings before interest, taxes, depreciation and amortization, or EBITDA, for the third quarter, increased 15% over the same quarter last year.

This quarter’s results include the contribution from our first articulated tug barge unit employed in the chemical trade, the ATB Freeport, which began earning revenue on July 1, 2007. And the addition of this vessel has added much-needed capacity to our fleet and help meet the demands of our customers for “coastwise” transportation of chemicals.

Unfortunately, the delays in delivery of this vessel caused cargo backups that needed to be cleared by additional port calls by the vessel in its first few voyages. As a result, the contribution margin from the Freeport was negatively impacted during the third quarter. But we expect it to increase to our anticipated levels in the fourth quarter.

In the chemical products transportation market, we believe that we enjoy significant competitive advantages, due our ownership and operation of some of the most sophisticated parcel tankers in the U.S. fleet, such as the ATB Freeport, the Chemical Pioneer, the Charleston, and the Sea Venture. We hope to build on that position with the delivery of additional articulated tug barge units.

With regard to our new building projects, I am pleased to say that both the ATB and tanker projects are proceeding according to schedule. Our first articulated tug barge from Manitowoc Marine Group and Eastern Shipbuilding Group, similar in design to the ATB Freeport, is on schedule to be delivered in August of 2008.

Joe will discuss the status of our new building projects in more detail in a few minutes, but I would like to note that we have extended the option to cancel the last ATB in that series to January 15, 2008. The decision of whether or not to proceed with the construction of this unit will depend on both our available financing alternatives and the utilization prospects for that unit. During this quarter, we continue to make progress in chartering out the new product tankers that are being constructed by our joint venture.

In early October, a major oil company agreed to charter a new tanker beginning in late 2009. In addition, in late October, the joint venture and NASSCO contractually accelerated the delivery dates for the first five tankers that NASSCO is constructing. The revised delivery schedule for the first tanker is expected now to be delivered in the first quarter of 2009, the second tanker to be delivered in the fourth quarter of 2009, third and fourth tankers to be delivered in 2010, and the fifth tanker to be delivered in 2011. NASSCO’s previous request to accelerate the deliveries of tankers six through nine remains outstanding and both the partnership and the joint venture have until January 2, 2008, to respond to this acceleration request.

The contract amendment also amended the dates for both liquidated damages for late delivery and incentive for early delivery. Now, I’ll turn the call over to our President and COO, Joe Gehegan, who will discuss further the operational performance for the quarter, the status of our new build programs, and the status of our collective bargaining agreements. Joe?

Joe Gehegan - U.S. Shipping Partners - President, COO

Thank you, Paul. And good afternoon, everyone.

Operationally, the amount of off hire time has increased due to the drydocking, an unfortunate incident involving the ITB Baltimore. The ITB Baltimore’s extended out-of-service period was due to the 61 days necessary to repair damages sustained while in the shipyard after leaving drydock during Hurricane Dean. This out-of-service period affected our utilization for both third and fourth quarters. However, we are pleased to report that the ITB Baltimore repairs were completed in the anticipated timeframe and the vessel is now back in service.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Excluding the 56 drydocking days of the ITB Baltimore, five drydocking days for the ITB Philadelphia, and the 36 off hire days for the ITB Baltimore due to the repairs in the third quarter, the rest of the fleet had 18 days off hire during the third quarter. Although this is an increase over the eight days in the second quarter, it is within our expected utilization range.

I would like to note that due to the drydocking the ITB Philadelphia extending onto early December and the ITB Baltimore repairs being completed in late October, we expect similar utilization for the fourth quarter as well.

On a year-to-date basis, the utilization remains at approximately 95%, slightly ahead of the 94% experienced for the comparable period last year. However, since we will incur the off hire time previously discussed for the ITB Philadelphia drydock and the ITB Baltimore repairs, we expect that our utilization for the full year of 2007 will be reduced to approximately 93%. This is comparable to the 93% achieved in 2006 when we performed four drydocks, excluding the drydock of the Sea Venture performed upon its acquisition.

With regard to rates on the existing fleet, we show the third-quarter time charter equivalent rates drop by approximately 1%, or $418 per day, from the third quarter last year. This decrease was driven primarily by the rate achieved for the ATB Freeport due to the carrying capacity of the vessel and inefficiencies caused by the cargo backups that needed to be cleared via additional port calls by the vessel in its first few voyages as a result of delays in delivery. However, we expect the ATB Freeport’s time charter equivalent rate to increase to our anticipated levels in the fourth quarter.

Since our ITB fleet is currently our largest source of revenue and EBITDA, we believe that it is important to highlight a few items regarding these vessels. Four of the partnership’s, six ITB units are operating in the long-term charters that account for 100% of their useful capacity. And the remaining two ITBs are operating in the spot market.

Three of the four charters expire by the end of 2007. These arrangements may not be renewed, or if renewed may not be renewed at similar rates. As such, we expect that the ITBs will derive a greater percentage of their revenue in the spot market rather than from long-term charters over the next several years. With the expiration of the Hess Support Agreement in September 2007, we are no longer assured minimum charter rates for the ITB fleet.

There may be increased volatility in rates in the spot market due to an increasing supply of vessels. The operating expenses of our ITBs due to their age and the new union contracts will increase from current levels.

The combination of the above factors may negatively impact the operating income and EBITDA provided by our ITBs over the next several years. However, I would like to note that these vessels are currently enjoying both high utilization and charter rates in excess of those assured under the Hess Support Agreement. Our latest projections indicate that these conditions will last until at least the first quarter of 2008. While certain major oil companies have placed stringent age of steel restrictions on the vessels they will employ, others continue to employ vessels based upon their condition and the reputation of the operator.

We believe that the condition of our vessels, their carrying capacity, as well as our operating reputation, will all be competitive advantages enjoyed by our vessels in both the spot and term markets. As such, we are currently in negotiations with several current and potential customers to either extend the existing time charters in place or for new spot market business.

Lastly, we also believe there are markets for our vessels other than in the petroleum products transportation business including the transportation of grain. This is not a new market for the ITB’s as they have previously traded in this market in prior years. Recently, we fixed the voyage to Africa at charter rates comparable to what we have been enjoying in the petroleum market.

Our collective bargaining agreements with the two Maritime Unions, the American Maritime Officers Union, which covers the officers of the partnership’s vessels, and the Seafarers International Union, which covers all of our other seagoing personnel, expired in the second quarter of 2007. In September 2007, after extensive negotiations, the partnership reached an agreement with the American Maritime Officers Union. The agreement is retroactive to May 1, 2007, expires on April 30, 2010. A five-year agreement with the Seafarers International Union was reached in October 2007.

The two agreements, which we believe are consistent with industry trends, provide for annual wage and benefit increases by approximately $3 million on an annualized basis when compared to the expired contracts. There are only two collective bargain agreements to which the partnership is subject.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

As Paul indicated earlier, our first articulated tug barge from Manitowoc Marine Group and Eastern Shipbuilding Group, similar in design to the ATB Freeport, is on schedule to be delivered in August of 2008. Eastern has completed setting the main engine and the vessel’s launch is scheduled for January 2008.

Manitowoc began erecting the barge in September, although originally scheduled to occur in March 2008, this will assist in beginning the onboard outfitting process earlier than originally anticipated.

With regard to the tankers being constructed at NASSCO, unfortunately the fires in Southern California have caused the shipyard to close for a few days due to poor air quality in the San Diego area. While this is slightly delayed construction activities at the shipyard, the overall program remains on schedule. The laying of the keel for the first tanker remains scheduled to occur in December. The first national product tanker is scheduled to be delivered in the second quarter of 2009. I would like to turn over the call to Al Bergeron, our CFO. Al?

Al Bergeron - U.S. Shipping Partners - VP, CFO

Thank you, Joe. I would now like to take the opportunity to review our third-quarter financial results in greater detail.

Revenues for the quarter ending September 30, 2007 increased $7.1 million from the third quarter of 2006 to $45.6 million. This is an 18% increase. It was due to the addition of the ATB Freeport, which was placed in service in July 2007, and contributed approximately $3.5 million in revenues during the quarter, as well as an increase in charter rates and days worked for the balance of the fleet, which accounted for an additional $7.1 million in revenue over the third quarter of 2006, partially offset by a decrease of $3.5 million in revenue related to the ITB Baltimore due to its scheduled drydocking, which commenced in June, as well as the extension of its out-of-service period that was required to repair damages it sustained while in the shipyard after completing its drydock during Hurricane Dean.

Voyage expenses were $11.4 million in the quarter ending September 30, 2007, an increase of $5.4 million from $6 million for the same period in 2006. The addition of the ATB Freeport added $1.2 million of such expenses during the current quarter, and higher port and fuel charges added $1.3 million and $2.8 million in voyage expenses respectively compared to the second quarter of 2006.

Vessel operating expenses were $16.8 million for the three months ended September 30, 2007, an increase of $300,000 as compared to $16.5 million for the three months ended September 30, 2006. The addition of the ATB Freeport accounted for additional operating expenses of $2 million. An increase in crew wages added another $600,000. The increase in crew wages was primarily due to the new collective bargaining agreements discussed earlier by Joe.

The increases were offset by decreases in repair and maintenance as well as supply expense of $1.7 million and $600,000 respectively. Both repairs and maintenance as well as supplies expense fluctuated based on vessel utilization and the timing of planned maintenance. General and administrative expenses were flat in the current quarter compared to the same period last year.

Now that we have reached the one-year anniversary of both our formation of the joint venture to build tankers and our ATB new build program, our overhead burden when compared year-over-year is comparable since both periods include the combined $1.3 billion 13-vessel new-build program.

Operating income was $3.9 million for the third quarter of 2007, compared to $4.1 million in the same period in 2006. The decrease of $200,000 was partially caused by a $1.6 million increase in depreciation and amortization. As such, EBITDA increased by approximately 15%.

Our net interest expense for the quarter increased by $2.8 million to $6.4 million for the third quarter of this year compared to last year. This was driven by an increase in interest expense of $3.2 million due to increased borrowings and higher interest rates, which was partially offset by an increase in interest income of $400,000 earned on our restricted cash accounts. Interest income will decrease as funds in our two escrow accounts are used to fund the construction of the three ATBs in our equity contribution to the joint venture.

Our liquidity has been, and may continue to be, affected by several factors, some of which are outside of our control, including the cost overrun of construction of the ATB Freeport, the potential for reduced operating margins from our ITB fleet as discussed earlier by Joe. To the extent that the foregoing or other factors negatively impact our future operating results, our liquidity and available cash will be adversely affected. As such, we continue to monitor our liquidity requirements and levels closely, to ensure we have adequate liquidity to meet our ongoing working capital requirements, and we are continuing to examine our capital structure and other alternatives with the goal of increasing liquidity, including taking action which could result in a reduction in the amount of the quarterly distribution paid on our subordinate units.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

One way to mitigate these risks is to gain more visibility on the operating income and EBITDA provided by our ITBs over the next several years by either obtaining long-term employment for several of our vessels, or utilizing these vessels in an alternative market and thus reducing the supply of vessels in the spot market.

The operating environment is clearly more challenging and there is more potential for volatility in the cash flows. Distributable cash flow for the quarter was $7.9 million, or approximately 0.94 times the amount needed to cover the cash distribution of $8.4 million. Distributable cash flow includes the capitalized interest on the funds borrowed to fund the construction of the three ATBs and the distributions of the units issued in August 2006 to finance the funding of our partnership’s commitment to the joint venture, as well as the interest income earned on our escrow accounts.

In the fourth quarter, the off hire days related to the required drydocking of the ITB Philadelphia and the repairs to the ITB Baltimore discussed earlier will negatively impact the coverage ratio. Because of the variation in off hire days, the quarterly distributable cash flow coverage ratio, as well as other financial measures, should not be extrapolated from the third quarter to the full year of 2007.

In closing, the Board of Directors of our general partner has declared the distribution of $0.45 per unit for the third quarter or $1.80 per unit annualized, and it will be payable on November 15, 2007, to unit holders of record on November 9, 2007. At this time, I’d like to turn it back to the moderator for questions.

Q U E S T I O N   A N D   A N S W E R

Operator

Thank you. (OPERATOR INSTRUCTIONS). The first question comes from John Parker with Jefferies. Please proceed.

John Parker - Jefferies & Co. - Analyst

Hi, guys.

Joe Gehegan - U.S. Shipping Partners - President, COO

Hi, John.

John Parker - Jefferies & Co. - Analyst

I just wanted to go over the tanker deliveries, the new schedules you gave us. Does that impact the charter agreements you have for these tankers at all, or are the charterers going to take them on an advanced delivery schedule?

Joe Gehegan - U.S. Shipping Partners - President, COO

They coincide, John, with the charter delivery dates. They’re within the windows of the charter delivery dates.

John Parker - Jefferies & Co. - Analyst

Okay. A couple of questions for Al here. Can you, first, break out the debt and cash levels for the various entities?

Al Bergeron - U.S. Shipping Partners - VP, CFO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Sure, John. Let me just take a look at that and I —

John Parker - Jefferies & Co. - Analyst

You can get back to me.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Yes, I’ll come back.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

We’ll do that.

John Parker - Jefferies & Co. - Analyst

I noticed your SG&A charges came down, and I was wondering if they were, kind of, Freeport delivery charges in the second quarter that you didn’t have in the third quarter, or that’s just a, kind of, normal fluctuation, your SG&A expenses.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Basically, it’s just a normal fluctuation. And these numbers will all be provided this week in the Q.

John Parker - Jefferies & Co. - Analyst

Okay. And then you talked about a retroactive pay raise. Did that impact your operating expenses unduly in the third quarter?

Joe Gehegan - U.S. Shipping Partners - President, COO

Yes, it definitely had a negative impact with the union increase, John.

John Parker - Jefferies & Co. - Analyst

Okay. But I mean it went back to May retroactively so there’s a little bit more than normal for the third quarter. Is that correct?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

That’s correct, sir.

John Parker - Jefferies & Co. - Analyst

Okay. Can you tell me about this — I heard you say a grain charter. Is that for one of your ITBs?

Joe Gehegan - U.S. Shipping Partners - President, COO

Yes, we have booked a grain charter on one of our ITBs going to Ethiopia with grain. It’s a PL-480 cargo — these Public Law 480 cargoes — and it’s a business, as I indicated earlier, that we’d been in before. We had as many as three ITBs at one time in that grain business.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

John Parker - Jefferies & Co. - Analyst

So both —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

I’d like to just expand on that. This is a program that has been around for decades. And basically, it’s the U.S. government buying and subsidized and basically paying for the transportation of food aid to nations to around the world that are impacted by food shortages and drought. And this business is given preference for U.S.-flagged vessels.

So it’s a business that’s been around. It’s a good business for our vessels. These vessels have carried and been in this trade before.

And it’s also a good thing because we often get a backhaul of oil from — an international move of oil from these foreign ports back to United States that can increment the voyage. The voyage that’s just been fixed is at charter rates, not including the potential of a backhaul that are in line with our current rates in the product markets.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Hey, John, just to answer your question, the cash is $15.2 million and —

John Parker - Jefferies & Co. - Analyst

Consolidated, I mean all in?

Al Bergeron - U.S. Shipping Partners - VP, CFO

All in.

John Parker - Jefferies & Co. - Analyst

Okay.

Al Bergeron - U.S. Shipping Partners - VP, CFO

And the MLP debt is $400.5 million, roughly — I’m sorry, $406 million, John — almost $407 million. There’s roughly $30,000 of debt on the JV, I’m sorry — $30 million.

John Parker - Jefferies & Co. - Analyst

$30 million, okay. Just getting back to that grain trade, is there a long turnaround to start carrying grain, or —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

No, there’s really no capital expenditures required. All we do is a thorough cleaning of the ship for grain. It basically — it loads grain into the tanks. There sucked out with vacuvators, so there’s basically no additional infrastructure required. And you can move right from grain to an oil backhaul.

I might just add that we expect this program to be very strong this year. We believe there’s a lot of cargo in the program. And so this program provides a very good alternate means of employment for any spot vessels that might have to happen to not have turned business in our fleet.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

John Parker - Jefferies & Co. - Analyst

Okay. And those are restricted to Jones Act carriers.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

They’re not restricted. Jones Act tankers are given preference.

John Parker - Jefferies & Co. - Analyst

Okay.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

They’re given preference. And so, in effect, if a Jones Act tanker is competing with a foreign tanker, unless that rate on that Jones Act tanker is very uncompetitive, it will almost certainly get fixed relative to the foreign tanker because of the cargo — it’s called a cargo preference program.

John Parker - Jefferies & Co. - Analyst

Okay.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

And that’s why they call it that.

John Parker - Jefferies & Co. - Analyst

And obviously, you’re in an advantage now because of the very high rates in the bulk carrier markets.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Absolutely. The high rates in the foreign-flag market actually mean that the U.S.-flagged carrier can sometimes get benefit from rates that are a little bit above the so-called guideline rates because the foreign-flagged ship is actually more expensive, and so the food aid people are actually saving some money by chartering a U.S.-flagged ship. But we’re also making very, very good rates at the same time.

John Parker - Jefferies & Co. - Analyst

Yes. And you can carry about the same amount of tonnage with grains that you would with oil, or —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Roughly. Yes, it stows differently.

Joe Gehegan - U.S. Shipping Partners - President, COO

It stows a little bit different, John, but it’s close.

John Parker - Jefferies & Co. - Analyst

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Okay. And have you — I know this would maybe mess up your tax situation, but have you considered expanding your chemical business with one of your ITBs at all? Has that been discussed ever?

Joe Gehegan - U.S. Shipping Partners - President, COO

John, we’ve looked at that and that’s one of the things that we are definitely considering is the chemical business — easy chemical business, as well as biofuels, biodiesel, and that type of thing.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

And ethanol.

Joe Gehegan - U.S. Shipping Partners - President, COO

And ethanol are all areas that we are exploring right now and we think it’s a natural, kind of — a natural match with our chemical business for at least one or two of our ITBs.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

As we’ve said, John, in commenting on repurposing and alternate trades for our ITBs that we have several options. One is we have secured permission to double-hull the vessel — to retrofit a double side — in China, as one of our competitors has actually done to two of its vessels. We also have the PL-480 grain trade as a backup.

We have the ability to carry ethanol in our wing tanks and persistent products in the center tanks, as well as caustic soda, with some relatively minor modifications to the ship. We have a large chemical business, as you know. So, we continue to believe these alternate cargoes and alternate uses are very viable for these ITBs, as we’ve stated in the past.

John Parker - Jefferies & Co. - Analyst

Okay. You talk a lot about spot rates and the uncertainty there. Can you get — and there’s not that much transparency in the spot rate market for Jones Act tankers. Can you give us a little more indication of the ranges they’ve been in over the last year, and also the factors that would influence where they might head in the next year?

I know you’ve mentioned there some deliveries into the fleet out of OSG and I know you’ve mentioned that as impacting the spot rates, but what other economic trends would impact the spot rates in the Jones Act tanker market?

Joe Gehegan - U.S. Shipping Partners - President, COO

Oh, I think, obviously, the number of vessels that are in the trade. But to answer your earlier question, I think the rates probably average between 38 and 44, maybe a little bit above that depending on which trade you’re in as far as the spot market is concerned. And, as I said earlier, we expect to see that go into at least the first quarter of 2008.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, and that’s supported by, of course, the higher foreign rates on foreign ships. I mean I think that we’ve shown very strong utilization rates for our ITBs that have been on the spot market and we’ve had two or three vessels — mostly two vessels — in the spot market for the last couple of years.

We’re not at all afraid of the spot market. You know, we’ve had good experience in the spot market. We believe that spot rates, as Joe said, vary between about 38 to 44 a day. I think our average fleet charter rate for the first quarter of ‘08 is in the low 40s, say 42, versus where the Hess

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Support rate was at 38,000 a day. So we’re actually — you know our fleet average is $4,000 a day or so above the Hess Support rate that was in effect when it terminated.

The attempt we will always make chartering these ships, since more of them are in the spot market, is to have, A) to secure long-term employment for some of the vessels at good rates; and, B) to make sure that we have timed voyages so we don’t have ITBs competing with each other in a particular time window in the market.

John Parker - Jefferies & Co. - Analyst

Okay. Can you quantify? You said that these are impacted by international tanker rates, so if the international product tanker rates are higher, that’ll drive up the Jones Act tanker rates, spot rates. How does that work, exactly?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Well, I can just — I’d state briefly that, first of all, the weak dollar helps our business because it — for obvious reasons. It basically makes domestic chemical businesses more competitive and it tends to restrain importation of foreign products in the United States, and that’s the major factor at work here.

John Parker - Jefferies & Co. - Analyst

Right.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

We just mentioned, though, that in an (inaudible) basis, the very high foreign bulk rates very, very definitely support the PL-480 program as well.

John Parker - Jefferies & Co. - Analyst

Sure. Now, your competitor OSG has won a contract for two shuttle tankers and while I’m sure you would have liked to win that contract, I still view as positive for your fleet. Now, have you done any speculation about how many vessels could ultimately be consumed by that type of trade?

Joe Gehegan - U.S. Shipping Partners - President, COO

I think right now, John, there’s inquiries out there for approximately another four vessels —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Shuttle tankers.

Joe Gehegan - U.S. Shipping Partners - President, COO

Shuttle tankers. And we’ve been in discussions with a couple of the majors concerning those vessels. It’s an issue with timing, but we think the market’s out there for probably another three or four.

John Parker - Jefferies & Co. - Analyst

And that would be total or you’re just talking about within this kind of —

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Joe Gehegan - U.S. Shipping Partners - President, COO

No, I think —

John Parker - Jefferies & Co. - Analyst

— delivery range of what you have?

Joe Gehegan - U.S. Shipping Partners - President, COO

I think within the range that we have right now. And that would be in addition to the two that OSG has on the Petrobras.

John Parker - Jefferies & Co. - Analyst

Sure.

Joe Gehegan - U.S. Shipping Partners - President, COO

Okay.

John Parker - Jefferies & Co. - Analyst

All right. Well, thank you guys very much for all your answers.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Thank you, John.

Operator

The next question comes from Darren Horowitz with Raymond James. Please proceed.

Darren Horowitz - Raymond James - Analyst

Good afternoon, thank you. You covered a lot of ground with some good answers to a lot of those last questions, but I just had a couple of quick ones.

Can you just give us a little bit more color specifically around three out of four ITBs that expire this year in terms of the duration that you’re talking about right now with customers? I mean, obviously, we can look at the supply numbers and see where the rates are, but what duration is being thrown around now?

Joe Gehegan - U.S. Shipping Partners - President, COO

I think that any of the contracts that expire, I would think we’re looking at a year, maybe two, but I think a year in the one or two that we’re in discussions with right now.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

We’ve also had a voyage that’s been — we have some customers, such as Exxon, that tend to employ a vessel that is “spot” but actually tends to be more like a consecutive voyage arrangement. And so there’s customers that, for one reason or another, prefer not to, perhaps, term out their requirements but to keep operators they trust and enjoy working with in their trade. And so, that kind of thing can look like a term charter, but of course it doesn’t have the final certainty that you have with a fixed period.

Darren Horowitz - Raymond James - Analyst

Sure.

Joe Gehegan - U.S. Shipping Partners - President, COO

And it might be a contract of affreightment also that goes a year, or a year plus.

Darren Horowitz - Raymond James - Analyst

Okay, that’s helpful. And then on the big picture, when you take into account what OSG is building, and you look at what you guys are adding into the total fleet, how long do you think it takes before all of that supply — that extra supply is actually soaked up by demand?

I mean do you think, and of course this is consistent in terms of Jones Act with a lot of the single hulls being retired, but do you think that you’ve reached that inflection point when demand outpaces supply maybe in 2010, or is it a year beyond that? Or what’s your thought process there, in terms of when you can actually start seeing pricing improvement in the face of excess supply?

Joe Gehegan - U.S. Shipping Partners - President, COO

I think that the vessels that are under construction will all be employed. I think it’s probably closer to 2011 and maybe a little bit after that when everything is fully employed. But I think that all the vessels that are under construction right now — the current vessels that are under construction right now will be employed.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

You know, I think we’ve also alluded to the fact — and others have said the same thing, that due to — there’s a lot of vessels that retire in 2010. Our vessels have longer lives, actually, that go to 2012 through 2014 as I think most of our unit holders know, and we’ve alluded however to the fact that because there’s new buildings coming into the market and there still may be vessels that haven’t been fully retired, there could be a slight bulge in excess in 2009, perhaps.

But we don’t really see it as being that meaningful. I mean, we — I think of the competing program, they have 12 vessels that are firm and 11 are already been chartered. On our program, we have nine on order and we’ve chartered four and were obviously in discussions on other ones.

So we see the market for the new tankers as being robust, but we also see continued employment with up tankers that are high-quality vessels that may not be new tankers for other customers. So we still believe there’s a two-tier market and I think it’s been sort of demonstrated.

Darren Horowitz - Raymond James - Analyst

Okay. I appreciate that. And then just two quick housekeeping questions. The first, if you could just give us some visibility on how your escrow account should change sequentially. And the second, if you can just remind me on a cost per barrel of carrying capacity, how one of your vessels, say the 330,000-barrel tanker, is being built.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Okay, well, you can answer the first one.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Al Bergeron - U.S. Shipping Partners - VP, CFO

Yes, that’s real fun for — yes, let us.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Okay, while we are looking - okay, do you have the answer to that Anthony right off hand. Do you want to take the first one? Give us one second. We’re just checking the —

Darren Horowitz - Raymond James - Analyst

Oh sure, no problem.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

You can give him that number, and then we’ll get back to more details. Go ahead, Anthony.

Anthony Guzzo - U.S. Shipping Partners - Controller

Of the amount that’s in escrow, approximately $125.598 million will be utilized within the next year and only about $29.587 million will remain to be used after. So the bulk of it will be used within the next year.

Darren Horowitz - Raymond James - Analyst

Okay.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

And I think your other question was on the cost per barrel of carrying capacity price of the new tankers.

Darren Horowitz - Raymond James - Analyst

Yes.

Joe Gehegan - U.S. Shipping Partners - President, COO

Well I think that that’s going to be a function of the trade route that that particular vessel’s involved in, because the longer trade route fuel consumption, et cetera., is going to increase the cost per barrel.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

There’s a variabilization element to that. I think maybe we could get back to you off-line with some parameters on this.

Darren Horowitz - Raymond James - Analyst

Okay, sure. Yes, yes, we can handle that off-line. I was just looking for a rough approximate range.

Joe Gehegan - U.S. Shipping Partners - President, COO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Yes, if you give us a call a little bit later on, we can give you some specs.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

We’ll get you some numbers on that, because Joe’s right: There’s some variability on that.

Darren Horowitz - Raymond James - Analyst

Okay, I appreciate it, guys. Thank you.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Thank you.

Operator

Your next question comes from Chris Gault with Lehman Brothers. Please proceed.

Chris Gault - Lehman Brothers - Analyst

Hey guys. I think most of my questions have been answered here, but I’ve got a few, a couple more detailed questions, one for covenants compliance. I imagine you all were in compliance with all your covenants as of the end of the quarter.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, that’s correct.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Yes, that’s correct, yes.

Chris Gault - Lehman Brothers - Analyst

And going forward, you don’t foresee any problems right now.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

No.

Chris Gault - Lehman Brothers - Analyst

Also for the Freeport, I’m calculating an EBITDA contribution of about $0.3 million for the quarter. I’m pretty sure I did that right based on the numbers I saw in the press release, but it sounds like that time charter rates going to go up in the fourth quarter. Is that correct? Do you expect that contribution —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

I think we’re going to have to check that contribution number. We looked at, in terms of EBITDA, usually on the contribution of the vessel and we can — while Anthony is looking that up, let me just make a quick comment.

Clearly the ATB was impacted by multi-porting, which really had to be done to address the customers’, sort of, urgent need at various terminals for product because the delivery had been delayed. We met those needs and the vessel is now back in a more normal trade route and it actually has an ethanol backhaul on it on this coming voyage. So I believe that we’re seeing, obviously, improvement as we stop the multi-porting and as we work out a few small bugs and get back into our normal trade pattern.

One thing we have seen is that to customers have been very pleased with the unit because it showed excellent pumping ability and we really are very pleased with its operating performance.

Chris Gault - Lehman Brothers - Analyst

Okay. And then also in the back of the press release, I know there were some discussions about liquidity. Is there any more color that you can provide there and kind of what you all are thinking about distributions? It seems like that was a little different, the wording in the press release, but I just wanted to get your thoughts there, I guess.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Right now, we’re really reviewing all options. You know, clearly. If we need to stop the subordinate units in order to protect the common that would be, obviously, an option. But what we’re doing is we’re exploring right now the opportunity to try to recapitalize the company and just to put it on more stable footing in light of the potential volatility of the ITBs.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, I think just the only color — I think additional color that I’d like to provide is that we have felt it appropriate to add some disclosure on this issue because we have more vessels in the spot market and there is, therefore, potential for more volatility both in rate and utilization. Our actual experience continues to be positive with these units.

I think that, in general, the partnership is carrying a lot of construction-related debt which we believe is going to be very beneficial to the partnership when these units are delivered. But I think that our feeling is that we have several things we can address both the short-term liquidity issue and longer-term issues for the more desirable capital structure that might result in lower cost of capital and lower cap rates, which we would like to achieve.

So we think that we’re aware of the issue. We want to flag the fact that there’s added risk because of the spot charter situation. If something needs to be done with the subordinated dividend, clearly we’ll do it. But I think our view at this point is that these liquidity issues and the capitalization issues, there’s a number of ways that it can be addressed.

Chris Gault - Lehman Brothers - Analyst

Okay. And then just to, kind of, drill down on your ITB comment as well, I mean I saw that in the press release as well. And I know that right now you are trading above the Hess Support Agreement. The press release seemed to almost imply that you feel like there could be a negative impact going forward. Are you just saying they due to volatility that that’s — you know that that’s —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

I think we are saying mainly that due to the inherent risk of more vessels in the spot market, we have to flag that. Obviously, if we were to have a combination of a bad market, you know an unexpected downturn in the markets and you had a number of ships that had waiting time, clearly that could impact liquidity in a negative way.

We’re doing — we’ve had very high utilization on these vessels and we expect that to continue given the success we’ve had in the spot market with the vessels that we’ve had in the spot market and given the fact that we do expect some of these ITBs to be — to continue with term charters.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Maybe not as long-term charters as the ones we’ve had in the past, but we do believe, based on conversations we’re having with some of our customers, that they will trade — that there is term business out there for them.

I think that, as far as the ITB margins are concerned, we are saying — and this is a fact of life — that with an older ship, there can be higher maintenance costs and in particular we do flag the union agreement which was significantly above the levels, which, frankly, we would have liked to obtain and that we expected.

That doesn’t mean that we won’t do everything we can to compensate for that by trying to rate at higher rates. I think the rates were in right now, you know at the 42, 43 level, we’d be very happy to see those continue. But the higher union cost settlement is something that was unexpected. That was a pattern settlement that really we had no choice but to accept. We’re not happy about it. It represents a significant departure from the cost-of-living type raises we’ve seen in these contracts in the past.

We do value our crews on the ships. They’re essential to the safe operations of our vessels. We do want them to earn fair money. We can — people can disagree about where a contract should be. We want to point that out that that is a factor.

Joe Gehegan - U.S. Shipping Partners - President, COO

And I also think, those contracts that we signed were necessary in order for us to remain competitive in order to retain and to attract officers and unlicensed people both onto these vessels and our new vessels, because our fleet had become larger and we’re competing with other people who are building new ships also and new ships are always attractive to sailors.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, that’s a very important point Joe made. We’re not going to make any compromise in our ability to attract the best quality seafarers because our whole mission in life is to be a quality partner to the customers that we have and we’re not going to back down on that in the slightest.

Chris Gault - Lehman Brothers - Analyst

All right. That’s it.

Al Bergeron - U.S. Shipping Partners - VP, CFO

And, Chris, just to address your question, the EBITDA for ATB-1, I think your calculation is correct and it’s primarily for the reasons that we’ve outlined with the multi-port —

Chris Gault - Lehman Brothers - Analyst

Okay.

Al Bergeron - U.S. Shipping Partners - VP, CFO

— so the vessel for the first quarter experienced some teething pains.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

We don’t think it was reflected in the — it was not representative of the long-term trading prospects.

Chris Gault - Lehman Brothers - Analyst

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

So what — I mean, approximately what do you think the 4Q contribution would be? I mean ballpark. How much of that porting — you know how much did that impact it negatively, I guess?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

I think we should get back to you off-line. We could maybe give you some parameters on it.

Chris Gault - Lehman Brothers - Analyst

Okay, okay. I appreciate it, guys. Thank you.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

You’re very welcome. Thank you.

Operator

Next question comes from Todd Morgan with CIBC World Markets. Please proceed.

Todd Morgan - CIBC World Markets - Analyst

Thank you. Good afternoon. I have two questions. And first of all, thanks for all the color, but I’m still, kind of, struggling to understand a little bit, the average time charter rate was down a little bit in the quarter. That’s reversing a trend we’ve seen in the past. There’s probably a pretty simple answer to that, but I just didn’t catch it.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, there is a pretty straightforward — Al will answer that.

Al Bergeron - U.S. Shipping Partners - VP, CFO

The primary driver is, we put a new vessel into the fleet, which is smaller in size and its average TC rate was what we would say unusually low for the quarter because of those reasons that we pointed out — the multi-ports, which has dragged the overall fleet average down.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

But remember, that vessel is less than half the size of our typical vessel so, ipso facto, it’s going to have a negative effect on the fleet average charter rate.

Al Bergeron - U.S. Shipping Partners - VP, CFO

And its operating expenses are low.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

But its operating expenses are comparably lower.

Joe Gehegan - U.S. Shipping Partners - President, COO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Yes, 20,000 tons versus 50.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Right.

Todd Morgan - CIBC World Markets - Analyst

Okay, that makes sense. Then I guess, it would be fair to say ex-that vessel, those rates were — the trends that we’ve seen in the past continuing.

Al Bergeron - U.S. Shipping Partners - VP, CFO

That’s correct.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

We see that. And I mean we’ve had high utilization on the ITBs where our fleet averages have been consistent and steadily progressing. We think that in demand in this market, particularly given the tightness of refineries along the U.S. coast, the preciousness of oil and oil products highlighted by, obviously, the very high price of crude, makes the transportation function particularly important. And we don’t see any reversal of those fundamental trends.

Todd Morgan - CIBC World Markets - Analyst

Great.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

If we did, we’d tell you.

Todd Morgan - CIBC World Markets - Analyst

Okay. The second thing is I guess there’s one remaining, sort of, on-balance-sheet ship that you eventually need to finance or take care of. Can you talk about the financing market as you see it now for that kind of a thing, and secondly your ability to continue to keep that option open?

Al Bergeron - U.S. Shipping Partners - VP, CFO

Yes, I mean the way that we’re looking at it is, there’s options out there to sale/lease-back. One of our vessels ATB-1, we’ve discussed with several different lenders and there’s definitely an interest there.

What we’re trying to balance here is the matching of charters with these vessels so that we don’t get too long. And the view of the Company right now is we want to make sure that the liquidity is sufficient, number one, and number two, if the yard is willing to cooperate with us in pushing it out, we’d like to see if we can get a charter on some of the earlier delivered vessels.

Todd Morgan - CIBC World Markets - Analyst

Great. Okay, good luck, thanks.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Thank you.

Operator

And we have a follow up from John Parker with Jefferies. Please proceed.

John Parker - Jefferies & Co. - Analyst

I’m sorry. I wanted to get the amount in the escrow accounts at the end of the quarter. Do you have that available, Al?

Al Bergeron - U.S. Shipping Partners - VP, CFO

We’ll pull it out, John. Go ahead.

John Parker - Jefferies & Co. - Analyst

Okay. Yes, I’ll withdraw. When you get to it you can just say it over the top.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Okay. Thank you, John.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Thanks John.

Operator

(OPERATOR INSTRUCTIONS). We have a question from John Tysseland with Citigroup. Please proceed.

John Tysseland - Citigroup - Analyst

Hi guys. I just have one quick question. Regarding the four ITBs that are currently under long-term contract, the customers that have those on long-term contracts they provide until the end of this year, have they expressed with you whether they are — whether they would be looking at new vessels once these charters are up, or are they actively considering lengthening the time of those charters for those four ITBs?

Joe Gehegan - U.S. Shipping Partners - President, COO

I think it’s a — yes, John, this is Joe. And I think it’s a combination of things. As far as, for example, the Baltimore is concerned, the Baltimore will remain on charter all through next year and into 2009 and will come off charter when our new vessel, our first vessel coming out of the shipyard, the Golden State, goes on charter too then.

In the case of the Groton, the Groton will be on for the — probably for at least the first quarter, if not the first half of 2008 and there’s a new vessel that will be coming on that’s going to replace that vessel.

As far as the Philadelphia is concerned, that charter will be extended through the first quarter of 2008 at a minimum. And we’re also talking to another oil company about extending the charter for a year on the New York.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

John Tysseland - Citigroup - Analyst

So the four that are currently under charter until the end of the year, you’re looking to extend how many of those four from those customers?

Joe Gehegan - U.S. Shipping Partners - President, COO

At least one for a year.

John Tysseland - Citigroup - Analyst

At least one for a year. And is that at comparable rates to what you’re getting now?

Joe Gehegan - U.S. Shipping Partners - President, COO

It’s actually, it’s above the rate we’re getting right now.

John Tysseland - Citigroup - Analyst

Okay.

Joe Gehegan - U.S. Shipping Partners - President, COO

And the other vessel is already going on through 2008 into 2009.

John Tysseland - Citigroup - Analyst

Okay. And then the other three, when those expire, what — have you spoken with the customers there in regards to what their preferences are? Are they looking at newer vessels, or are you still in negotiations with them about extending those contracts?

Joe Gehegan - U.S. Shipping Partners - President, COO

Well, as I indicated, one of them, the Groton, is going to be replaced by a new vessel. That vessel will go in trading the spot market. And the Philadelphia will be replaced by a new vessel. That will also trade in the spot market.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

I mean not new vessels from the — those both are being replaced, I think, by the new vessels.

Joe Gehegan - U.S. Shipping Partners - President, COO

By new vessels, correct. That’s correct.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

So that’s something that we expected. But again we’ve — they were in the market before we were with the new vessels. You know we think we’re going to get our share of the market on the product tankers that we have — that we’re building. But we’ve also said that the overall trend of the market is that some customers, particularly BP and Shell, are very, very desirous of obtaining new equipment, and so it’s natural that some of our ITBs are going to come out of those trades and be looking at alternate trades.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

And that’s what we’ve really been, sort of, highlighting is that, yes, there will be more ITBs in the spot market. We do expect to be able to negotiate some term employment. We can’t say exactly how much. But again we’ve emphasized that the spot market, plus, you know, the very active PL-480 market, plus chemicals, ethanol, et cetera. — you know, there are alternate uses for these ITBs. And so that’s really the dynamic of the market there we’re looking at.

John Tysseland - Citigroup - Analyst

That’s a good clarification. I was just — I just wasn’t sure if it was the fact that they were going to be — if those customers were just looking at, maybe, shorter contracts, looking at spot, or if they were getting replaced. I wasn’t quite certain.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Some of those contract customers do use spot vessels. And to the extent with which we’d be considered for that, we think we have a very good relationship with both Shell and BP; obviously, they’re valued customers of ours. These companies have very rigid age of steel vetting standards and other companies that we would consider equally fine companies don’t have as rigid standards.

So really it’s some companies have come down very hard on the age of steel issues for their requirements. Others have not. And we’ve said that we believe that there’s a two-tier market and so we’re going to, obviously, have some vessels displaced by new vessels and we — as a management team, really our job is to do everything we can to enhance the employment prospects for the ITBs, while at the same time maintaining our market share with the BPs in this world by bringing new tonnage in, which is what we’re trying to do.

John Tysseland - Citigroup - Analyst

Is Hess still active in the market or no? I mean have they —

Joe Gehegan - U.S. Shipping Partners - President, COO

Hess is still active in the market.

John Tysseland - Citigroup - Analyst

What is their contracting wishes? I mean would they use one of these ITBs potentially?

Joe Gehegan - U.S. Shipping Partners - President, COO

Yes. I mean, I think the potential is there, yes. That’s for sure.

John Tysseland - Citigroup - Analyst

Okay. All right, thanks guys.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Sure. You’re very welcome.

Al Bergeron - U.S. Shipping Partners - VP, CFO

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FINAL TRANSCRIPT

Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Yes, before we take the next question, just to address John Parker’s question on the escrow balance for September 30, 2007, the ATB escrow balance is $111 million and JV balance is $44 million. I think we’re ready for the next question.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, yes.

Operator

And we have a final question from Carlos Motta with SAMCO. Please proceed.

Bill Adams - FAMCO - Analyst

Yes, hey, guys. This is actually Bill Adams with Fiduciary.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Hey, Bill.

Bill Adams - FAMCO - Analyst

Yes, it was a good discussion. I just want to make sure I understand the issue on the day rates. I look historically that the fourth quarter has been seasonally lower than the third quarter, and I just wanted to get your comments on whether or not that might help — that would maybe retard the improvement that you’re anticipating. And then you talk about a 42,000 day rate in the first quarter. That would imply like a 3,000 year-over-year increase and I just wanted to make sure I understood that right.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Let me just make one comment about the last part of your question and then I’ll let Joe answer the first part. It’s actually interesting, Bill, when you look at the fact that the Hess Support was negotiated, obviously, when the whole process started, and the 38,000 rate was in effect for the last three years of the Hess Support.

It was really structured that way intentionally so that the support rates were a little higher than market in the early years to support our bank financing and so forth, and Hess, as a quid pro quo, wanted to have the support rates flat for the last three years so they would have some chance to, if the market continued to grow, get some money back. And that’s exactly what happened.

So I would say that our average rates are around 39 and change versus the 38 support rate. And there’s been a little bit of backwash on those numbers from the addition of a smaller unit, the ATB Freeport, but basically we’ve seen the day rates now over a period of five years fairly steady increase and we don’t really see any conditions in the marketplace that would cause us to think in the very near term, certainly when we look out at the beginning of 2008, that that would change.

We’ve highlighted the risks of having more vessels in the spot market. Clearly, there can be air pockets in any market where two vessels could be competing with each other and you want to avoid that. But as far as average day rates, averaged out over a longer period of time, I think we believe the market trends are intact.

Bill Adams - FAMCO - Analyst

Okay. Well, is there a seasonal issue that when the —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Oh, the seasonality, that was the other issue.

Joe Gehegan - U.S. Shipping Partners - President, COO

I really don’t think there’s a seasonality. I think it may be reflected when a vessel is out of service in the fourth quarter here. I think our results would have been a little bit different.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Yes, those are affected by drydocks, And I think that, what was our drydock position in the fourth quarter of last year, Al? I think we had vessels. We had some chemicals out to dock, right?

Al Bergeron - U.S. Shipping Partners - VP, CFO

Right.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Right. So I mean, Bill, that’s a little — and we can get back with you off-line if that would be helpful, discuss that in a little more detail. But it’s clearly a number that’s going to be affected by drydocks. And we had no vessels in drydock in the first two quarters, we had vessels in drydock in the last two quarters and that’s going to definitely affect that.

Al Bergeron - U.S. Shipping Partners - VP, CFO

And, Bill, we could certainly look at this and follow up with you. I guess what the guys are saying, the volatility that you see in the spot market, it could have just been that last December, that last December we might have been fortunate enough to maybe get a backhaul or something that we’ll take a look at. But on an annual basis, no one here really feels as though, the fourth quarter, there’s any kind of pattern that develops.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

I mean there could be actually the first quarter of the year, can actually be — the first and second quarters can actually be, early in the second quarter and during the first quarter, there tends to be oxygenates moving to the West Coast, which can actually give you some very high rates. I mean we’ve had voyages at the $60,000, $70,000 a day level. And so, if anything, the late winter is actually, probably the high point for our West Coast operations.

Bill Adams - FAMCO - Analyst

Okay. And could you give us some comments about your expected spending needs for next year? I know you’ve got a couple of your chemical ships scheduled for drydocks. Can you just quantify that and any other —

Al Bergeron - U.S. Shipping Partners - VP, CFO

Sure.

Bill Adams - FAMCO - Analyst

— financial —?

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

Joe Gehegan - U.S. Shipping Partners - President, COO

We have three vessels scheduled for the late third quarter, fourth quarter of next year, and I believe we have $14.5 million aggregate for the three vessels drydocking, the two chemical carriers, and the Houston.

Bill Adams - FAMCO - Analyst

Okay. And what about capital spending?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

The capital spending we really have is pre-funded. I mean it’s, the JV is, sort of, on — you know it’s all escrowed, as is the ATB.

Bill Adams - FAMCO - Analyst

Okay.

Al Bergeron - U.S. Shipping Partners - VP, CFO

We’re talking about 2008.

Bill Adams - FAMCO - Analyst

Right, 2008. And you talk about perhaps using your ships for alternative uses like grain and ethanol and biofuels. I guess, at this point, ethanol hasn’t been, I think, officially approved as qualified income and I know grain isn’t. Can you give us a feel for how much your EBITDA is qualifying — is from qualifying?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

Well, we’re certainly within our qualifying income limits. We test that frequently. And obviously, with the new building program we have, we’re bringing on units that have very high depreciation characteristics.

So I can assure you we’re monitoring that very closely and we feel that — and then as you move into the new tanker deliveries, they’re going to be all petroleum products, as well as the second ATB — i.e., the next ATB in our series — is also a petroleum product time charter. So we think when the holistic, as well as some other things we classify as chemicals are also qualifying, such as (inaudible). So we view that as basically been within acceptable ranges.

Al Bergeron - U.S. Shipping Partners - VP, CFO

Yes, just like Paul mentioned, Bill, we’re constantly monitoring this. In the short run, if we had to move a vessel into a C-Corp, there’s a pretty significant shield because of ATB-1. So in the short run, there’s really not a problem. It’s just a matter if a prolonged trend starts to develop where chemicals start to increase and we start taking some of the ITBs into grain, then that would be a bigger problem that we would obviously correct. But right now —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

I don’t think there’s anything near term that would —

Al Bergeron - U.S. Shipping Partners - VP, CFO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

— but right now near team is —

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
Even in the next couple of years, I think it’s not really an issue at this point.

Bill Adams - FAMCO - Analyst
Weren’t you spending, like, $7 million upgrading, retrofitting one of your ITBs last year, for the ‘07?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
No.

Joe Gehegan - U.S. Shipping Partners - President, COO
No.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
No.

Bill Adams - FAMCO - Analyst
Okay. I thought in your capital spending of $21 million for this year that $7 million was for some kind of retrofitting.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
No, we would basically not do a retrofit unless we had long-term business.

Bill Adams - FAMCO - Analyst
Okay.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
And as we pointed out, Bill, some of the alternate uses, such as ethanol and grain and caustic soda, to a large extent, require no meaningful incremental capital expenditure.

Bill Adams - FAMCO - Analyst
Okay. And where are you in terms of getting all your ships double-hulled?

Paul Gridley - U.S. Shipping Partners - Chairman, CEO

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

We have not yet double-hulled any of the ITBs. We have permission to do so, and that’s something that one of our competitors has done with two of their vessels. We have an approach to the ITB fleet where we basically — in the short term, obviously we have five to seven years of trade with these ships. So even though we have more of them on the spot market, we are certainly going to look to the base trade.

I would put grain as pretty close to the base trade because it’s so common for U.S. ships to do it. But I would also say that our approach to the ITBs is, obviously to get the best repurposing we can for the least amount of capital.

So there’s more ethanol moving all the time. We’re in conversations right now on a potential ethanol — fairly large ethanol contract. There’s no telling if we’ll get it. But the bottom line is, we’re going to try to save the unit holders’ money by being as careful as we can with capital expenditures relative to the bang for the buck we get on whatever purpose the ship can carry. So if it’s ethanol, that’s great.

We certainly would look at capital spending for more extensive repurposing such as double-hulling, but if we can achieve that effect without spending the money, we’ll do it.

Joe Gehegan - U.S. Shipping Partners - President, COO
And we’d want a long-term contract.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
And if we were to do a double-hull, we’d want a long-term contract to support it. Exactly right.

Bill Adams - FAMCO - Analyst
Okay great. Thanks so much.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
Thanks, Bill.

Operator
Okay, it looks like we have no further questions so I’ll turn the call back over to Mr. Paul Gridley for any closing remarks.

Paul Gridley - U.S. Shipping Partners - Chairman, CEO
Well, thank you very much for joining us for this conference call and we look forward to talking with you on our fourth-quarter conference call in 2008. Thank you.

Operator
Thank you ladies and gentlemen for your participation in today’s conference. You may all now disconnect. Have a great day.

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Nov. 07. 2007 / 4:30PM ET, USS - Q3 2007 U.S. Shipping Partners LP Earnings Conference Call

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